Exhibit 10.40

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 21, 2008, by and between Joshua R. Floum (the “Executive”) and Visa Inc., a Delaware corporation (the “Company”).

WITNESSETH THAT:

The Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company shall have the continued dedication of the Executive pending and following the initial public offering of shares of the Company’s common stock (the “IPO”). Therefore, in order to accomplish these objectives, the Executive and the Company desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1. Effective Date. The “Effective Date” shall mean the date immediately preceding the date on which the IPO becomes effective. In the event that the IPO shall not occur, this Agreement shall be null and void ab initio and of no further force and effect.

2. Employment Period. The initial term of the Executive’s employment shall commence on the Effective Date and end on the third anniversary of the Effective Date (the “Initial Employment Period”), unless terminated earlier pursuant to Section 5 of this Agreement; provided, however, that as of the expiration date of each of (i) the Initial Employment Period and (ii) if applicable, any Renewal Period (as defined below), the Employment Period shall automatically be extended for a one-year period (each, a “Renewal Period”), unless either party gives at least 90 days written notice prior to such expiration date of its intention not to renew the Employment Period (the Initial Employment Period and each subsequent Renewal Period shall constitute the “Employment Period”). Notwithstanding the foregoing, in the event of a “Change of Control” of the Company (as defined in the Visa Inc. 2007 Equity Incentive Compensation Plan) the Employment Period shall be the longer of the then-Employment Period or the two-year anniversary of such Change of Control. The Employment Period shall automatically end upon termination of Executive’s employment for any reason.

3. Position and Duties. (a) During the Employment Period, the Executive shall serve as the General Counsel and Corporate Secretary of the Company, with such authority, power, duties and responsibilities as are commensurate with such positions and as are customarily exercised by a person holding such positions in a company of the size and nature of the Company. During the Employment Period, the Executive shall (i) report directly to the Chief Executive Officer of the Company or his designee and (ii) perform his duties at the Company’s corporate offices in San Francisco, California.

(b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of his attention and time during normal business hours to attention to serving in the positions described in Section 3(a) and shall perform his duties faithfully and efficiently. Notwithstanding the foregoing provisions of this Section 3(b), the Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations; and (ii) manage personal investments, to the extent that such other activities, either individually or in the aggregate, do not inhibit or interfere with the performance of the Executive’s duties under this Agreement, or to the knowledge of the Executive conflict in any material way with the business or policies of the Company or any subsidiary or controlled affiliate thereof (the “Affiliated Entities”).

4. Compensation. Subject to the terms of this Agreement, while the Executive is employed by the Company, the Company shall compensate the Executive for his services as follows:

(a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of not less than $555,000. During the Employment Period, the Executive’s Annual Base Salary shall be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) for increase, but not decrease. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as in effect from time to time, including any increases. Such Annual Base Salary shall be payable in monthly or more frequent installments in accordance with the Company’s payroll policies applicable to executive officers.

(b) Annual Incentive Payment. With respect to each fiscal year of the Company ending during the Employment Period, the Executive shall be eligible to receive an annual cash incentive payment (the “Annual Incentive Payment”). The Executive’s target Annual Incentive Payment opportunity shall be no less than 100% of the Executive’s Annual Base Salary (the “Target Incentive Payment”), with such percentage subject to increase (but not decrease) as determined by the Compensation Committee. The actual Annual Incentive Payment may be higher or lower than the Target Incentive Payment based on actual performance as determined by the Compensation Committee in accordance with the Visa Inc. Incentive Plan or any substitute or successor plan thereto.

(c) Annual Long-Term Incentive Awards. With respect to each fiscal year of the Company ending during the Employment Period, the Executive shall be eligible to receive an annual long-term incentive award (the “Annual LTI Award”) with a target value of no less than $1,000,000 (based on the grant date value of any such Annual LTI Award as determined in accordance with the Company’s standard valuation methodology and procedures for equity and equity-based awards as applied consistently with respect to other executive officers of the Company). The Executive’s Annual LTI Awards shall be determined by the Compensation Committee on the same basis as, and shall have terms and conditions no less favorable than those that apply to, other situated executive officers of the Company.

(d) Employee Benefits, Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be entitled to employee benefits, fringe benefits and perquisites on a basis that is no less favorable than those provided to other executive officers of the Company.

(e) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies applicable to other executive officers of the Company.

(f) Vacation. During the Employment Period, the Executive shall be eligible for paid-time off in accordance with the Company’s policy.

(g) Indemnification. The Company shall indemnify the Executive to the maximum extent permitted under the General Corporate Law of Delaware for acts taken within the scope of his employment. To the extent that the Company obtains coverage under a director and officer indemnification policy, the Executive shall be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.

5. Termination of Employment. (a) Death or Permanent Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Permanent Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Permanent Disability set forth below), it may provide the Executive with written notice in accordance with Section 11(f) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Permanent Disability” shall have such meaning as under the Company’s disability plan in which the Executive participates or, if the Executive does not participate in any such plan, shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the failure of the Executive to perform the Executive’s duties with the Company or one of the Affiliated Entities (other than any such failure resulting from incapacity due to physical or mental illness), provided, however, that following a Change of Control of the Company, any such failure will only serve as the basis for a termination for Cause if it is willful;

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company;

(iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony; or

(iv) the Executive’s disclosure of confidential information in violation of the Company’s written policies which is demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (ii) or (iv) above, and specifying the particulars thereof in detail.

(c) Good Reason. Subject to the limitations in the immediately following sentence, the Executive’s employment may be terminated by the Executive during the Employment Period with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean (in the absence of the written consent of the Executive) the occurrence of any of the following events or circumstances during the two year period following a Change of Control of the Company:

(i) the assignment to the Executive of any duties inconsistent with the Executive’s positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities from those in effect in effect immediately prior to such Change of Control or any action by the Company which results in a diminution in any of the foregoing as in effect immediately prior to such Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) any failure by the Company to comply with any of the provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s transfer of the Executive’s primary office by more than 50 miles from the location set forth in Section 3(a) of this Agreement;

(iv) any other material breach of this Agreement by the Company; or

(v) any failure by the Company to comply with Section 10(b) of this Agreement.

The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason and the Executive’s death following delivery of a Notice of Termination for Good Reason shall not affect the Executive’s estate’s entitlement to any severance payments or benefits under Section 6(a) of this Agreement.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Permanent Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Permanent Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be. The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 5 constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

6. Obligations of the Company upon Termination. (a) Good Reason; without Cause. Subject to the Executive’s execution of the “Waiver and Release” attached hereto as Exhibit A (the “Waiver and Release”) no later than 60 days after the Date of Termination, if, during the Employment Period, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination (or, if later, five days after the effective date of the Waiver and Release), the aggregate of the following amounts:

A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any annual incentive payment earned by the Executive for a prior award period to the extent not theretofore paid and not theretofore deferred, (3) any accrued and unused vacation pay and (4) any business expenses incurred by the Executive that are unreimbursed as of the Date of Termination (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”);

B. the product of (1) the Target Incentive Payment and (2) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the Date of Termination occurs as of the Date of Termination, and the denominator of which is 365 (the “Pro-Rata Incentive Payment”); provided, however, in the event that (x) the Executive is a “covered employee” within the meaning of Section 162(m) of the Code (a “Covered Employee”) during the fiscal year of the Company in which the Date of Termination occurs and (y) the Executive’s termination of employment occurs after the “Reliance Period” as determined pursuant to Treasury Regulation Section 1.162-27(f)(2) (the “162(m) Reliance Period”), the Pro-Rata Incentive Payment shall (i) be determined based on the Company’s actual performance for the fiscal year of the Company in which the Date of Termination occurs on the same basis as other executive officers and (ii) be paid at such time as the Company otherwise makes incentive payments for such fiscal year;

C. the amount equal to two times the sum of (1) the Executive’s Annual Base Salary and (2) the Target Incentive Payment (the “Severance Payment”); and

(ii) notwithstanding anything to the contrary contained in any stock incentive plan or grant or award agreement, as applicable (collectively, the “Equity Benefits”):

A. In the event that the Executive is not a Covered Employee during the fiscal year of the Company in which the Date of Termination occurs, (1) all stock options, restricted stock, restricted stock units and other equity-based compensation awards outstanding as of the Date of Termination and held by the Executive (including, without limitation, any equity awards granted to the Executive in connection with the IPO and any Annual LTI Awards) shall vest in full and all restrictions thereon shall lapse (provided that any delays in payment or settlement set forth in such grant or award agreements that are required under Section 409A of the Code shall remain effective), and all stock options shall remain exercisable for the remainder of their full term and (2) any cash-based long-term incentive awards shall vest in full and amounts in respect thereof shall be paid on the date the amounts would have otherwise been paid had the Executive remained employed with the Company (or, if earlier, his death);

B. In the Event that the Executive is a Covered Employee during the fiscal year of the Company in which the Date of Termination occurs:

(1) all stock options outstanding as of the Date of Termination and held by the Executive (including, without limitation, any stock options granted to the Executive in connection with the IPO and any Annual LTI Awards) shall vest in full and become immediately exercisable for the remainder of their full term;

(2) all equity-based compensation awards other than stock options (including, without limitation, any such awards granted to the Executive in connection with the IPO and any Annual LTI Awards) that are outstanding as of the Date of Termination and held by the Executive which (i) were granted to the Executive prior to or during 162(m) Reliance Period or (ii) which were granted after the 162(m) Reliance Period and are not intended to be “qualified performance-based compensation” within the meaning of Treasury Regulation Section 1.162-27(e) (such awards, “Qualified Performance Awards”) shall vest in full and all restrictions thereon shall lapse (provided that any delays in payment or settlement set forth in such grant or award agreements that are required under Section 409A of the Code shall remain effective);

(3) all equity-based compensation awards other than stock options (including, without limitation, any stock options granted to the Executive in connection with the IPO and any Annual LTI Awards) that are outstanding as of the Date of Termination and held by the Executive which (i) were granted to the Executive after the 162(m) Reliance Period and (ii) are intended to be Qualified Performance Awards shall remain outstanding and shall continue to vest (or be forfeited) in accordance with the terms of the applicable award agreement; and

(4) notwithstanding anything in subsections (2) and (3) above, any cash-based long-term incentive awards which were granted to the Executive prior to the Effective Date shall vest in full and amounts in respect thereof shall be paid on the date the amounts would have otherwise been paid had the Executive remained employed with the Company (or, if earlier, his death).

(iii) the Company shall provide the Executive and his eligible dependents with continued health care benefits under the Company’s health care benefits program for two years following the Date of Termination (such continued health care benefits, the “Medical Benefits”) as follows: (A) during the first 18 months following the Date of Termination (the “Initial Benefits Continuation Period”) such health care benefits shall be provided at the Company’s sole expense consistent with the Company’s practice under the Company’s severance plan (as in effect on the Effective Date); and (B) during the six-month period immediately following the Initial Benefits Continuation Period (but not beyond the Executive’s attainment of age 65) (the “Subsequent Benefits Continuation

Period”), such health care benefits shall be provided under the Company’s plans, programs, practices and policies providing health care benefits in the manner required by Section 4980B of the Code or other applicable law (“COBRA Coverage”), as if the Executive’s employment with the Company had terminated as of the end of the Initial Benefits Continuation Period, and the Company shall take such actions as are necessary to cause such COBRA Coverage not to be offset by the provision of benefits under this Section 6(a)(iii) and to cause the period of COBRA Coverage under the Company’s health care benefit plans to commence at the end of the Initial Benefits Continuation Period. The Executive shall be responsible for the payment of any COBRA premium during the Subsequent Benefits Continuation Period, provided that the Company shall make a lump sum payment to the Executive within ten days of the end of the Initial Benefits Continuation Period (unless the Executive has theretofore died) equal to the cost of such premiums, plus an income tax gross-up thereon so that the Executive retains an amount equal to the cost of such premiums; and

(iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities through the Date of Termination, and, to the extent the Executive satisfies any “retirement” based rule of any of the foregoing that provides for more beneficial treatment to the Executive, the Executive shall be afforded such more beneficial treatment (such other amounts and benefits and such more beneficial treatment shall be hereinafter referred to as the “Other Benefits”).

Notwithstanding the foregoing provisions of this Section 6(a), in the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), the Severance Payment and, to the extent (i) the Executive is not a Covered Employee for the fiscal year of the Company in which the Date of Termination occurs and (ii) such termination occurs during the 162(m) Reliance Period, the Pro-Rata Incentive Payment shall instead be paid to the Executive, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code (the “Delayed Payment Date”).

Notwithstanding the foregoing provisions of this Section 6(a) or anything in this Agreement to the contrary, the Medical Benefits that are not non-taxable medical benefits, “disability pay” or “death benefit” plans within the meaning of Treasury Regulation Section 1.409A-1(a)(5) shall be provided and administered in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv), which requires that (i) the amount of such benefits provided during one taxable year shall not affect the amount of such benefits provided in any other taxable year, except that to the extent such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such Medical Benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Executive, as described in Treasury Regulation Section 1.409A-

3(i)(iv)(B), (ii) to the extent that any such benefits consist of reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred and (iii) no such benefit may be liquidated or exchanged for another benefit (such treatment, the (“409A Medical Benefits Treatment”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the Pro-Rata Incentive Payment, the Equity Benefits and the timely payment or provision of the Other Benefits. Accrued Obligations and the Pro-Rata Incentive Payment shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, and the Executive’s estate shall be entitled after the Date of Termination to receive, death benefits as in effect at the Date of Termination generally with respect to senior executives of the Company.

(c) Permanent Disability. If the Executive’s employment is terminated by reason of the Executive’s Permanent Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations, the Pro-Rata Incentive Payment, the Equity Benefits and the timely payment or provision of the Other Benefits. Accrued Obligations and the Pro-Rata Incentive Payment shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that in the event that the Executive is a Specified Employee, the Pro-Rata Incentive Payment shall be paid, with Interest, to the Executive on the Delayed Payment Date. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company.

(d) Cause; Other than for Good Reason. If (i) the Executive’s employment shall be terminated for Cause or (ii) the Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive (A) the Accrued Obligations and (B) the Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

7. Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this

Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest, provided that the Executive prevails on any material issue in such contest. In order to comply with Section 409A of the Code, (i) in no event shall the payments by the Company under this Section 7 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year; (iii) the Company’s obligation to pay the Executive’s legal fees shall terminate on the 20th anniversary of the Effective Date; and (iv) the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

8. Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 6(a)(i)(C), (ii) Section 6(a)(i)(B), (iii) Section 6(a)(iii) and (iv) Section 6(a)(ii). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8(a). The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.

(b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company and reasonably acceptable to the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including all professional fees and additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the then the amount previously paid shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 8(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(f) Definitions. The following terms shall have the following meanings for purposes of this Section 8.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(iv) The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

9. Restrictive Covenants.

(a) Return of Company Property. All records, files, memoranda, reports, customer information, client lists, documents and equipment relating to the business of the Company, which the Executive prepares, possesses or comes into contact with while the Executive is an employee of the Company, shall remain the sole property of the Company. The Executive agrees that upon the termination of his employment, he shall provide to the Company all documents, papers, files or other material in his possession and under his control that are connected with or derived from his services to the Company. The Executive agrees that the Company owns all work product, patents, copyrights and other material produced by the Executive during the Executive’s employment with the Company.

(b) Confidential Information. The Executive shall not at any time, whether during the Executive’s employment or following the termination of the Executive’s employment, for any reason whatsoever, directly or indirectly, disclose or furnish to any entity, firm, corporation or person, except as otherwise required by law, any confidential or proprietary information of the Company with respect to any aspect of its operations, business or clients. “Confidential or proprietary information” shall mean information generally unknown to the public to which the Executive gains access by reason of the Executive’s employment by the Company and includes, but is not limited to, information relating to all present or potential customers, business and marketing plans, sales, trading and financial data and strategies and operational costs.

(c) Nonsolicitation. During the Employment Period except in the performance of his duties to the Company hereunder and for one year following the termination of the Executive’s employment for any reason or no reason, the Executive shall not, directly or indirectly: (i) solicit or induce, or cause others to solicit or induce, any employees of the Company to leave the Company or in any way modify their relationship with the Company; (ii) encourage or assist in the hiring process of any employees of the Company or in the modification of any such employee’s relationship with the Company, or cause others to participate, encourage or assist in the hiring process of any employees of the Company; or (iii) directly or indirectly, solicit the trade or patronage of any clients or customers or any prospective clients or customers of the Company.

(d) The Executive acknowledges and agrees that: (i) the purposes of the foregoing covenants are to protect the goodwill and confidential or proprietary information of the Company, and to prevent the Executive from interfering with the business of the Company as a result of or following termination of the Executive’s employment with the Company; (ii) because of the nature of the business in which the Company and its affiliates are engaged and because of the nature of the confidential and proprietary information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company in the event the Executive breached any of the covenants of this Section 9; (iii) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under this Section 9 would be inadequate; and (iv) the terms of the covenants are sufficiently limited to protect the legitimate interests of the Company and impose no undue hardship on the Executive. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Section 9 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction located in the State of California, or in any state in which the Executive resides, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 9 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the covenants of this Section 9 is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction

(e) In no event may a breach or threatened breach of the covenants in this Section 9 constitute a basis for the Company to suspend the Executive’s right to receive any payments or benefits to which he is otherwise entitled under this Agreement.

10. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Miscellaneous.

(a) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

(b) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c) Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of California, without regard to the conflict of law provisions of any state.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(e) Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.

(f) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company: Visa Inc. P.O. Box 8999 San Francisco, California 94128-8999 Attention: General Counsel
or to the Executive: At the most recent address maintained by the Company in its personnel records

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(g) Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(h) Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter hereof, including the Offer Letter by and between the Executive and Visa U.S.A., dated as of December 17, 2003.

(i) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

Joshua R. Floum

/s/ Joshua R. Floum

VISA INC.

By:	/s/ Joseph W. Saunders

Exhibit A

WAIVER AND RELEASE

PLEASE READ THIS WAIVER AND RELEASE CAREFULLY. IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS UP TO AND INCLUDING THE DATE THAT THIS AGREEMENT AND RELEASE IS EXECUTED BY THE EXECUTIVE.

For and in consideration of the payments and other benefits due to Joshua R. Floum (the “Executive”) pursuant to the Employment Agreement (the “Employment Agreement”) entered into as of February 21, 2008 (the “Effective Date”), by and between Visa Inc. (the “Company”) and the Executive, and for other good and valuable consideration, the Executive irrevocably and unconditionally releases and forever discharges the Company and each and all of its present and former officers, agents, directors, managers, employees, representatives, affiliates, shareholders, members, and each of their successors and assigns, and all persons acting by, through, under or in concert with it, and in each case individually and in their official capacities (collectively, the “Released Parties”), from any and all charges, complaints, grievances, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which the Executive at any time heretofore had or claimed to have or which the Executive may have or claim to have regarding events that have occurred up to and including the date of the Executive’s execution of this Release, including, without limitation, any and all claims related, in any manner, to the Executive’s employment or the termination thereof. In particular, the Executive understands and agrees that the Executive’s release includes, without limitation, all matters arising under any federal, state, or local law, including civil rights laws and regulations prohibiting employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, disability, medical condition, veteran status, marital status and sexual orientation, or any other characteristic protected by federal, state or local law including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (except as to vested benefits, if any), the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Worker Adjustment and Retraining Notification Act, federal and state wage and hour laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, or any other federal, state or local law, regulation, ordinance or rule having any bearing whatsoever.

The Executive must sign and return this Release by personal or guaranteed overnight delivery to the attention of «contact_name», Visa Inc., <<address>> no earlier than the Date of Termination and no later than «Sign_date», which is the 60th day following the Date of Termination. The Executive can revoke this Release within seven days after executing the Release by sending written notification to the Company of Executive’s intent to revoke the Release, and this Release shall not become effective or enforceable until such revocation period has expired. The Executive’s written notification of the intent to revoke the Release must be sent to «contact_name», Visa Inc., by personal delivery or guaranteed overnight delivery, at <<address>>, within seven days after the Executive executed the Release.

The Executive waives all rights under section 1542 of the Civil Code of the State of California or any comparable or analogous provision of Federal law or any other state law. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Executive acknowledges that he/she may have sustained losses that are currently unknown or unsuspected, and that such damages or losses could give rise to additional causes of action, claims, demands and debts in the future. Nevertheless, the Executive acknowledges that this Release has been agreed upon in light of this realization and, being fully aware of this situation, the Executive nevertheless intends to release the Company from any and all such unknown claims, including damages which are unknown or unanticipated. The parties understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively all claims arising out of the Executive’s employment and the termination thereof. All such “claims” (including related attorneys’ fees and costs) are forever barred by this Release and without regard to whether those claims are based on any alleged breach of a duty arising in a statute, contract, or tort; any alleged unlawful act, including, without limitation, age discrimination; any other claim or cause of action; and regardless of the forum in which it might be brought.

Notwithstanding anything else herein to the contrary, this Release shall not affect, and the Executive does not waive: (i) rights to indemnification the Executive may have under (A) applicable law, (B) any other agreement between the Executive and a Released Party and (C) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (ii) any right the Executive may have to obtain contribution in the event of the entry of judgment against the Executive as a result of any act or failure to act for which both the Executive and any of its affiliates or subsidiaries (collectively, the “Affiliated Entities”) are jointly responsible; (iii) the Executive’s rights to benefits and payments under any stock options, restricted stock, restricted stock units or other incentive plans or under any retirement plan, welfare benefit plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions of such benefit and/or incentive plans and any agreements under which such stock options, restricted shares, restricted stock units or other awards or incentives were granted or benefits were made available; (iv) the Executive’s rights as a stockholder of any of the Affiliated Entities; or (v) any obligations of the Affiliated Entities under the Employment Agreement.

The Executive acknowledges and agrees that the Executive: (a) has been given at least 21 days within which to consider this Release and its ramifications and discuss the terms of this Release with the Company before executing it (and that any modification of this Release, whether material or immaterial, will not restart or change the original 21 day consideration period) and the Executive fully understands that by signing below the Executive is voluntarily giving up any right which the Executive may have to sue or bring any other claims against the Released Parties; (b) has been given seven days after returning the Release to the Company to revoke this Release; (c) has been advised to consult legal counsel regarding the terms of this Release; (d) has carefully read and fully understands all of the provisions of this Release; (e) knowingly and voluntarily agrees to all of the terms set forth in this Release; and (f) knowingly and voluntarily intends to be legally bound by the same. The Executive also understands that, notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to prohibit the Executive from (i) filing a charge or complaint with the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency, or (ii) participating in any investigation or proceedings conducted by the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency; however, the Executive expressly waives the right to any relief of any kind in the event that the Equal Employment Opportunity Commission or Department of Fair Employment and Housing or any other federal, state or local administrative or regulatory agency pursues any claim on the Executive’s behalf.

This Release is final and binding and may not be changed or modified except in a writing signed by both parties.

Date	Joshua R. Floum